Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACT:	Thomas M. Kitchen
Stewart Enterprises, Inc.
Contact Information:
5000 Riverside Drive Suite 300
Irving, TX 75039
972-868-5600
Effective Monday, September 19, 2005
828-345-1954
Until Monday, September 19, 2005
STEWART ENTERPRISES REPORTS EFFECTS OF HURRICANE KATRINA,
PRELIMINARY THIRD QUARTER RESULTS
DECLARATION OF QUARTERLY DIVIDEND
AND FINANCIAL STATEMENT RESTATEMENTS TO REFLECT A GOODWILL IMPAIRMENT CHARGE

NEW ORLEANS, LA, September 12, 2005 . . . Stewart Enterprises, Inc. (NASDAQ NMS: STEI) reported today additional information regarding its ongoing assessment of the effects of Hurricane Katrina on its business.
The Company also reported that it will be restating some of its previously issued interim and annual financial statements, as described further below, (1) to reflect an increase in the number of its operating and reporting segments, which will result in the disclosure of additional information about its business, and (2) to reflect a noncash goodwill impairment charge, a substantial portion of which the Company currently expects will be recorded as a cumulative effect of change in accounting principle in fiscal 2002.
In addition, the Company reported preliminary results of operations for its third quarter ended July 31, 2005 and commented on the outlook for the remainder of fiscal 2005.
The Company also announced that its Board of Directors has declared a quarterly cash dividend of $.025 per share on its Class A and Class B Common Stock.
Hurricane Katrina
Overall Assessment
Hurricane Katrina struck the New Orleans metropolitan area and the Mississippi and Alabama Gulf Coasts on Monday, August 29, 2005. The Company’s executive offices and Shared

Services Center are located in the New Orleans metropolitan area and its preliminary assessment indicates that no significant damage occurred to those facilities, although the Company has had only limited access to the property. Of the Company’s 231 funeral homes and 144 cemeteries, 3 funeral homes and 5 cemeteries, which represent approximately 4 percent of the Company’s annual revenues, are located in the New Orleans metropolitan area, and the Company believes they have suffered substantial damage. Based on the Company’s preliminary review of its business interruption and other insurance, the Company believes that much of the loss the Company will experience due to the hurricane should be covered by insurance. The Company’s operations in Mississippi and Alabama experienced no significant damage or business interruption. The Company is implementing plans to temporarily relocate affected operations and employees, and to resume full operations in the New Orleans area as soon as possible.
Chief Executive Officer Kenneth C. Budde stated, “I am extremely proud of the dedication to our Company exhibited by our employees in the face of this terrible disaster. Our employees affected by the storm are working exceptionally hard in the face of unprecedented business and personal challenges to continue to provide a high level of executive, administrative and support services to our operations. Those of us affected by the storm have been uplifted by the outpouring of support we have received from our friends and coworkers across the country, for which we are truly grateful. We are all continuing to work together to provide the highest level of service to our customers.”
Executive Offices and Shared Services Center Functions
The executive offices and Shared Services Center, which are located in the same building at 1333 S. Clearview Parkway in Jefferson, Louisiana, did not flood, suffered no significant damage and have had power restored. However, the Company estimates that of the approximately 400 employees who work at this location, roughly one-half have homes that are currently uninhabitable, and many of the remainder do not have access to their homes at present. As a result, although the Company intends to return to work in the building as soon as possible, it cannot yet predict when full operations will resume at that location.
Most of the Company’s Shared Services Center functions, such as cash receipts and disbursements, customer service, contract processing and information technology, have been relocated to Orlando, Florida, in newly-leased and existing Company office space. Other functions such as the executive offices, treasury, accounting, trust administration, human resources, training, communications, marketing, tax and compliance, are being relocated to the Dallas, Texas area in newly-leased office space.
Of the approximately 400 employees that work in the executive offices and Shared Services Center, the Company expects that approximately 200 will be temporarily relocated to Orlando and 200 to Dallas. The Company is executing a proactive plan to contact all of its affected employees and assist them with the temporary relocation. As of September 9, 2005, the Company was in contact with approximately 80 percent of the executive and Shared Services Center employees. Payroll has not been interrupted.
Contact information for the Company until Monday September 19, 2005 is 828-345-1954.

Contact information for the Company’s temporary operations in the Dallas area effective Monday September 19, 2005 is:
5000 Riverside Drive Suite 300
Irving, TX 75039
972-868-5600
New Orleans Funeral and Cemetery Operations
The Company’s 3 funeral homes and 5 cemeteries located in the New Orleans metropolitan area have suffered substantial damage and are not currently operating. Based on the Company’s preliminary assessment, the Company believes that much of its related losses should be covered by insurance. However, because much of the area remains flooded, the Company cannot yet make an estimate of the amount of the damage or quantify the financial impact on the Company. The Company has established a team to formulate and implement a recovery plan for these businesses. The Company believes that the affected cemeteries will be operational prior to the affected funeral homes, and is in the process of seeking locations from which it can conduct temporary funeral home operations. In addition, the Company is in the process of contacting the approximately 200 employees assigned to these locations and determining how to address staffing for these locations as they recover.
Customers and employees seeking information about the Company’s New Orleans operations should contact:
800-960-3292
Correspondence may be sent to the same address used prior to the hurricane, and it will be forwarded to the appropriate Company personnel.
Liquidity
The Company also reported that it does not currently expect to experience any liquidity problems as a result of Hurricane Katrina. The Company has approximately $30-35 million of cash on hand and approximately $68 million available on its revolving line of credit. The impacts of Hurricane Katrina, as well as the restatements described below and the inability to timely file our third quarter Form 10-Q may create defaults or events of default under our bank credit facility, and the Company is continuing to assess these matters. It has initiated contact with its lead lenders under the credit facility and expects to seek, and receive, waivers of any such defaults in the near future. Additionally, the indenture governing the Company’s 6-1/4% senior notes due 2013 requires the Company to furnish to the trustee the information required by Form 10-Q within the time periods required by the SEC’s rules and regulations, and an event of default would occur under the indenture if the Company failed to provide that information within 30 days after receipt of written notice by the trustee or the holders of at least 25% of the principal amount outstanding.

Financial Statement Restatements and SEC Reports
On September 6, 2005, after discussions with the staff of the Securities and Exchange Commission during a review of the Company’s Form 10-K for the fiscal year ended October 31, 2004 and subsequent filings, the Company determined that it will restate its previously issued financial statements (1) to reflect an increase in the number of its operating and reporting segments, which will result in the disclosure of additional information about its business, and (2) to reflect a noncash goodwill impairment charge, as discussed further below.
Change in Operating and Reporting Segments
The Company will increase its operating and reporting segments from 2, funeral and cemetery, to 11: Central Division — Funeral and Cemetery; Western Division — Funeral and Cemetery; Eastern Division — Funeral and Cemetery; Southern Division (Florida) — Funeral and Cemetery; Corporate Trust Management; and All Other — Funeral and Cemetery, consisting of the Company’s operations in Puerto Rico in 2004 and 2003 and the Company’s operations in Puerto Rico, Spain, Portugal, France, Canada and Argentina in 2002. The Company sold its operations in Spain, Portugal, France, Canada and Argentina in 2002.
Goodwill Impairment Charge
The revision of the Company’s operating segments had the related effect of requiring changes in the Company’s reporting units for the purpose of conducting goodwill impairment reviews under FASB Statement No. 142, “Goodwill and Other Intangible Assets” (“SFAS 142”), retroactive to the Company’s November 1, 2001 adoption date of SFAS 142. The Company originally concluded that it had two reporting units in its application of SFAS 142, but has now determined that it has 13 reporting units, consisting of the 11 operating segments described above, except that the Western Division will be divided into 4 reporting units: Archdiocese of Los Angeles funeral operations, Southern regional cemetery operations, other cemetery operations and funeral operations.
The Company is in the process of performing goodwill impairment assessments of these revised reporting units as of the date of the original adoption of SFAS 142 on November 1, 2001 and for the annual assessments for fiscal years 2002, 2003 and 2004. As of October 31, 2001, immediately prior to the adoption of SFAS 142, the Company had approximately $492.0 million of goodwill. The Company did not record an impairment charge originally upon the adoption of SFAS 142 on November 1, 2001. The Company has not completed its assessments of the revised reporting units, but currently expects to record a goodwill impairment charge for fiscal 2002 of approximately $200 million pre-tax (not likely to exceed $240 million pre-tax), a substantial portion of which is expected to be reflected as a cumulative effect of change in accounting principle in fiscal 2002. The Company currently believes that the previously reported goodwill impairment charge recorded in fiscal 2003 of $73.0 million ($66.9 million after tax) will be significantly reduced and possibly eliminated. The tax effect of the 2002 goodwill impairment charge has not yet been determined, but a significant portion of the goodwill impairment charge is expected to be non-deductible for tax purposes. All of the goodwill impairment charges are noncash charges. The Company’s independent auditors have not completed their review of the goodwill impairment charges.
The Company is in the process of determining the impact of its reassessment of goodwill impairment on the book basis of assets it has sold as part of its previously announced plan to sell a number of its businesses and the book basis of assets still held for sale. To the extent the Company’s book basis in these properties is adjusted as a result of goodwill impairment charges, the Company’s previously reported impairment charge reported in the fourth quarter of fiscal year 2003 and subsequently reported gains and losses on the sale of these properties could be adjusted. These amounts have not yet been finalized.
SEC Reports
To reflect the changes described above, the Company plans to file an amended Form 10-K for the fiscal year ended October 31, 2004, then file its Form 10-Q for the third quarter ended July 31, 2005, followed by amendments to its Form 10-Qs for the first and second quarters of fiscal 2005. The financial statements included in those reports will be restated for (1) the fiscal years ended October 31, 2004, 2003 and 2002, (2) as of and for the three month periods ended January 31, 2005 and 2004 and April 30, 2005 and 2004, (3) as of and for the six month periods ended April 30, 2005 and 2004 and (4) as of and for the three and nine month periods ended July 31, 2004. The quarterly results for fiscal 2003 and 2004 will also be restated in the quarterly data footnote in the amended Form 10-K for the year ended October 31, 2004. As a result of the restatements, the previously issued financial statements referred to above and quarterly financial statements during the fiscal years discussed above should no longer be relied upon. The Company has discussed these matters with PricewaterhouseCoopers, LLP, the Company’s independent registered public accounting firm.
As previously announced, due to Hurricane Katrina, the Company was not able to release its third quarter results as planned nor to file its Form 10-Q for the quarter ended July 31, 2005 on its due date of September 9, 2005. Because the disclosure to be contained in the amended Form 10-K for the year ended October 31, 2004 will affect the disclosure to be contained in the Form 10-Q, the Company plans to file the Form 10-K amendment prior to filing the Form 10-Q for the quarter ended July 31, 2005. The Company is working diligently to file the Form 10-K amendment and the Form 10-Q as soon as possible, although the Company cannot predict the timing of the filings due to the impact of Hurricane Katrina.
In view of the financial statement restatements described above, the Company has concluded that it had ineffective controls over the determination of its operating and reporting segments and its reporting units for assessing goodwill impairments, and, as a result, a material weakness existed in its internal control over financial reporting. The Company plans to take a series of steps designed to improve the control processes regarding the accounting requirements for determining operating and reporting segments, reporting units and goodwill impairment. The Company will be revising its previously issued disclosures regarding the Company’s disclosure controls and procedures for the impacted periods.

The Company is required to comply with Section 404 of the Sarbanes-Oxley Act of 2002 for the first time with respect to its fiscal year ending October 31, 2005. Accordingly, the Company has been in the process of performing management’s assessment and evaluation of the design of the Company’s internal control over financial reporting and testing the operating effectiveness of those controls. As a result of Hurricane Katrina, delays may occur in the Company’s timetable for completion of the evaluation and testing, the impact of which management is currently in the process of assessing. Furthermore, due to Hurricane Katrina’s impact on the corporate staff in New Orleans and the relocating of those personnel to Dallas and Orlando, some processes and systems may need to be changed and redesigned, which could further impact the Company’s Section 404 reporting schedule and the Company’s ability to remediate deficiencies and weaknesses identified prior to its fiscal year end. There can be no assurance that the Company will be able to complete its Section 404 assessment by the current deadline.
Preliminary Third Quarter Results and Fiscal 2005 Outlook
Preliminary Third Quarter Results
Excluding any potential impact (which the Company does not expect to be material) resulting from the gain or loss on third quarter sales of assets whose basis may be adjusted because of the restatement of the goodwill impairment charge, the Company expects to report net earnings for the quarter ended July 31, 2005 of $10.8 million or $.10 per diluted share. The Company’s results of operations for the three months ended July 31, 2005 will be reported on the basis of the previously announced change in its method of accounting for selling costs incurred related to preneed funeral and cemetery service and merchandise sales. The Company’s independent auditors have not yet completed their review of the Company’s third quarter financial statements.
Kenneth C. Budde, Chief Executive Officer, stated, “We are very pleased with the operating results of our third quarter. We experienced a 6 percent increase in cemetery property sales, a 2.3 percent increase in the number of same-store funeral services performed, a 3.3 percent increase in average revenue per same-store traditional funeral service and a 2.5 percent increase in average revenue per same-store cremation service compared to the third quarter of fiscal year 2004, all of which meet or exceed our goals for this fiscal year.”
Preneed funeral sales increased 11 percent and cemetery property sales increased 6 percent for the third quarter of fiscal year 2005 compared to the third quarter of the prior year. During the first nine months of 2005, preneed funeral sales increased 9 percent, exceeding the Company’s goal to increase preneed funeral sales by 4 to 8 percent for fiscal year 2005. Cemetery property sales increased 5 percent for the nine month period, which is in line with the Company’s stated goal to increase cemetery property sales by 4 to 8 percent for fiscal year 2005.
Revenues from continuing operations for the three months ended July 31, 2005 increased to $130 million. Gross profit from continuing operations was $28.9 million for the three month period ended July 31, 2005 compared to reported gross profit of $31.3 million for the three month period ended July 31,2004; however, the 2004 reported gross profit is based on the Company’s accounting for preneed selling costs in effect at that time. If the three months ended July 31, 2004 were adjusted to reflect the Company’s current accounting for preneed selling costs, gross profit would have been $29.7 million compared to the $28.9 million reported for the three months ended July 31, 2005 or a decrease of $0.8 million. The $0.8 million decrease in gross profit is due primarily to increased health insurance costs.
Fiscal 2005 Outlook
Kenneth C. Budde, Chief Executive Officer, stated, “Prior to Hurricane Katrina, the Company was on target to meet its forecasted fiscal 2005 results. It is too early to predict how the storm will affect our 2005 results. The size of our New Orleans area operations is small compared to our total operations, and the storm will affect only the last two months of our fiscal year. However, the disruption caused by the storm to our New Orleans-based employees and operations is significant, and we are incurring significant costs associated with the temporary relocation of our executive offices and Shared Services Center. Although we cannot currently predict the amount or timing of any insurance recoveries, we believe based on our preliminary assessment that a substantial portion of these costs should ultimately be covered by insurance.”
Quarterly Dividend
The Company also announced that today its Board of Directors has declared a quarterly cash dividend of $.025 per share. The dividend is payable on October 18, 2005 to holder of record of Class A and Class B Common Stock as of October 4, 2005.
CAUTIONARY STATEMENTS
     This press release includes forward-looking statements that are generally identifiable through the use of words such as “believe,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “project,” “will” and similar expressions. These forward-looking statements rely on assumptions, estimates and predictions that could be inaccurate and that are subject to risks and uncertainties that could cause actual results to differ materially from our goals or forecasts. These risks and uncertainties include, but are not limited to:
•	ongoing changes in information we collect about the effects of Hurricane Katrina on our properties, operations, and employees and changes in our preliminary analyses of the effect of the storm on our business;

•	the amount of insurance we can recover to offset our losses relating to the storm and changes in our assessment of the likelihood and amounts of those recoveries;

•	the final results of our assessment of the impairment of our goodwill;

•	any adjustments to our goodwill impairment determinations or third quarter 2005 results that may be required by our independent auditors as a result of their review;

•	any changes in our preliminary assessment of the impact of recent events on our liquidity, including our credit facility and senior notes

•	effects of changes in the number of deaths in our markets on revenues;

•	effects on our market share, prices, revenues and margins of intensified price competition or improved advertising and marketing by competitors, including low-cost casket providers and increased offerings of products or services over the Internet;

•	our ability to respond effectively to changing consumer preferences;

•	effects of increasing numbers of cremations on our revenues and market share;

•	changes in economic conditions and consumer confidence levels;

•	effects on our trust fund and escrow accounts of changes in stock and bond prices and interest and dividend rates;

•	effects on earnings and cash flow of increased costs;

•	effects on preneed sales of changes made to contract terms, sales force compensation, or a weakening economy;

•	our ability to sell certain under-performing operations;

•	impairment charges due to changes in expected asset sale prices;

•	our ability to generate sufficient cash to service our debt;

•	effects on cash flow as a result of preneed sales;

•	effects of increases in interest rates on our variable-rate long-term debt;

•	effects of covenant restrictions under our senior secured credit facility on our flexibility in operating our business;

•	outcomes and effects of pending lawsuits and proceedings against us;

•	our ability to consummate acquisitions;

•	impact of our initiatives;

•	effects of changes in revenue on our cash flow and profits;

•	effects of regulatory and legal changes on our costs and cash flow;

•	effects of changes in accounting principles on our reported results;
and other risks and uncertainties described in our Form 10-Q for the quarter ended April 30, 2005 and our other filings with the SEC. We disclaim any obligation or intent to update or revise any forward-looking statements in order to reflect events or circumstances after the date of this release.

Founded in 1910, Stewart Enterprises is the third largest provider of products and services in the death care industry in the United States, currently owning and operating 231 funeral homes and 144 cemeteries. Through its subsidiaries, the Company provides a complete range of funeral merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis.
Stewart Enterprises, Inc. will host a conference call for investors to discuss the information in this press release on Tuesday, September 13, 2005 at 10 a.m. Central Standard Time. The teleconference dial-in number is 800-811-8845. From outside the continental United States, call 913-981-4905. To participate, please call the number at least 15 minutes prior to the call. A replay of the call will be available by dialing 888-203-1112 (from within the continental United States) or 719-457-0820 (from outside the continental United States), and using passcode number 1618487 until September 27, 2005, midnight central standard time.